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                                                                    Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (the "Agreement"), effective as of January 1, 2002 (the "Effective Date"), is the employment agreement by and between GLAS-AIRE INDUSTRIES GROUP LTD., a Nevada corporation (the "Company"), and CRAIG GROSSMAN, an individual residing at 4817 South Kalispell Street, Aurora, Colorado 80015 (the "Executive").

     Whereas, the Company desires to enter into this Executive Employment Agreement with the Executive in order to employ the Executive and has offered the Executive the incentives for being employed by the Company; and the Company believes it is necessary, proper, and in the best interests of the Company and its shareholders to encourage the Executive to be employed by the Company; and

     Whereas, the Company desires to employ the Executive for the period of three (3) years from the Effective Date hereof and any renewal periods thereafter; and

     Whereas, both parties desire to embody the terms and conditions of employment of the Executive into a written agreement.

     Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

     1.   Definitions.

          a. "Board" shall mean the Board of Directors of the Company together with an executive committee thereof (if any), as the same shall be constituted from time to time.

          b. "Cause" for termination shall mean (i) that the Company acting in good faith based upon information then known to the Company has determined that Executive has engaged in or committed willful misconduct, gross negligence, embezzlement, theft, fraud or other illegal conduct; (ii) Executive's refusal or unwillingness to perform his duties; (iii) engaging in any conduct that involves a conflict of interest, insubordination, failure to follow the written directions of the Board of Directors or any committee thereof, or any other material breach of this Agreement; (iv) breach of the "Restrictive Covenants" set forth in Section 11.b and 11.c of this Agreement; or (v) conviction of any felony, or any entry of a plea of nolo contendere, under the laws of the United States or any state. In the case of (ii) and (iii), the Board of Directors must provide written notice containing the Board's good faith determination that the Executive was guilty of conduct set forth above in clause (ii) and (iii) and provide Executive a period of thirty (30) days in which to cure or remedy (if possible) the offending conduct; and upon cure or remedy, there shall be no cause.

          c. "Change of Control" shall mean the occurrence of one or more of the following three (3) events:

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               i. after the Effective Date of this Agreement, any person or persons acting in concert, becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of
          1934) directly or indirectly of securities representing 33% or more of the total number of votes which may be cast for the election of directors of the Company or 33% or more of the total number of votes which may be cast for the election of directors of any of the Company's subsidiaries, including but not limited to Multicorp Holdings Inc., Glas-Aire Industries Ltd., or Glas-Aire Industries Inc.; provided that the issuance of the Series A Preferred Stock or the shares of common stock to be issued upon conversion of the Series A Preferred Stock shall not be considered in determining whether a "change of control" has occurred; or

               ii. within one (1) year after a merger, consolidation, reorganization, liquidation, or sale of assets involving the Company or a contested election of a Company director or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

               iii. within one (1) year after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

          d. "Disability" shall mean a written documentation by a physician mutually agreeable to the Company and the Executive (or in the event of the Executive's total physical or mental disability, the Executive's legal representative) that the Executive is physically or mentally unable to perform his duties under this Agreement and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred eighty (180) days in any twelve- (12) month period.

          e. "Executive" shall mean Craig Grossman and, if the context requires, his heirs, personal representatives, and permitted successors and assigns.

          f. "Person" shall mean any natural person, incorporated entity, limited or general partnership, business trust, agency (governmental or private), division, political sovereign, or subdivision or instrumentality, including those groups identified as "persons" in ' 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934.

          g. "Reorganization" shall mean any transaction or any series of transactions consummated in a twelve (12) month period pursuant to which any Person acquires (by merger, acquisition, or otherwise) all or substantially all the assets of the Company or the then outstanding equity securities of the Company or any of its Subsidiaries and the Company or the Subsidiary or Subsidiaries which are involved are not the surviving entity or entities, the Company and any Subsidiary being deemed surviving if, and only if, the majority

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     of the Board of Directors of the surviving entity were directors of the
     Company or Subsidiary involved with the transaction prior to the reorganization.

          h. "Subsidiary" or "Subsidiaries" shall mean any of the following corporations, and any other corporations or entities that the Company shall from time to time own more than 50% of the voting stock or ownership interests: Multicorp Holdings Inc.; Wondertool, Inc.; Glas-Aire Industries Group Ltd.; and Glas-Aire Industries Inc.

     2.   Employment Period and Duties.

          a. Term. The Company hereby agrees to employ the Executive as President and Chief Executive Officer ("CEO") and the Executive hereby agrees to serve the Company in such capacity for a period commencing on the Effective Date of this Agreement and continuing thereafter for a period of three (3) years unless terminated by either party as provided herein. Provided that the Executive is in compliance with all of his obligations hereunder, the term of the Executive's employment shall be extended automatically for an additional three (3) years at the end of each term or extended term of this Agreement on the same terms and conditions as contained in this Agreement, unless either the Company or the Executive shall, at least 120 days prior to the expiration of the initial term or of any renewal term, give written notice of the intention not to renew this Agreement. If the Company gives such written notice of non-renewal, the provisions of Section 10.a. shall apply; if the Executive gives such written notice of non-renewal, the provisions of Section 10.d. shall apply. Automatic renewals shall be effective in subsequent years on the same day of the same month as the original effective day and month of this Agreement.

          b. Services. Executive will perform those duties and have such authority and powers as are customarily associated with the offices of President and Chief Executive Officer and as set forth in the Company's Bylaws and, as may from time to time be assigned by the Board of Directors.

     3. Scope of Duties. The Executive will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Executive's duties under this Agreement, subject to the supervision and direction of the Company's Board of Directors. Executive further agrees to serve as Director of the Company, if nominated and elected as such; provided, however, Executive shall be entitled to vacation periods as provided in this Agreement and shall be entitled to engage in other business ventures but only to the extent that such other business does not interfere with or adversely affect the performance of Executive's services under this Agreement.

     4. Location. The Executive shall perform the above services from a location directed by the Company. If the Executive is required by the Company to relocate to provide the above services, the Company shall pay for all direct costs and expenses of relocation. If the Executive is terminated by the Company other than for cause, the Company shall pay for the direct costs and expenses of relocation of the Executive back to the Denver, Colorado, metropolitan area.

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     5. Provision of Services by Executive to Glas Aire Industries Ltd. During
the period January 1, 2002, to December 31, 2003, the Executive will provide services to the Company and to Glas Aire Industries Ltd. as directed by the Company. The Executive will use the office of Glas Aire Industries Ltd. in Vancouver, British Columbia, Canada, to the extent necessary to provide these services and to the extent allowed by Canadian law.

     6.   Compensation.

          a. Minimum Salary. The remuneration of the Executive for his services hereunder shall be at the base rate of $213,000 (United States dollars) per year (the "Minimum Annual Compensation"), together with any such increments thereto as the Board of Directors of the Company may from time to time determine, payable in bi-monthly installments in arrears, the first of such installments to be payable on the earlier of the 15th day of January, 2002. To the extent the Executive is paid by Glas Aire Industries, Ltd., a Canadian company, for employment services provided by Executive, the salary shall be reduced monthly by the amount received.

          b. Automobile Allowance. The Company shall furnish, at the Company's expense, the Executive an automobile for the Executive's use during the term of this Agreement in the monthly amount of $950 (United States dollars).

          c. Bonus. In addition to the foregoing Minimum Annual Compensation and other benefits described herein, the Executive shall be paid an annual bonus determined as follows: 10% of the increase in net shareholder's equity over the net shareholder's equity for the previous fiscal year. It is expressly understood and agreed that any incremental increase in shareholder's equity resulting from the issuance of any shares of preferred or common stock for cash or other property shall be excluded in calculating Executive's annual bonus; provided however, that any such shares issues in connection with the acquisition of another business or entity shall be included in the calculation. The annual calculation shall be made as soon as possible after the closing of the Company's fiscal year and preparation of fiscal year end audited financial statements. Any such annual bonus shall be paid not later than May 31 of each year.

          d. Other Benefits. In addition to the foregoing Minimum Annual Compensation and bonus, during the term of his employment under this Agreement, the Executive will be eligible to participate in all bonus and incentive plans established by the Board, including, without limitation, the Company's profit sharing plan, pension or retirement plans, to the extent maintained by the Company. In addition, the Executive is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, dental, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, as set forth herein as to life, dental, disability and health insurance, and as to other benefit plans, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program (collectively, the foregoing bonus and incentive plans and employee benefit plans are referred to herein as the "Other Benefits").

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     On termination of the Executive for any reason, the Executive will retain all of Executive's rights to benefits that have vested under such plans, but the Executive's rights to participate in those plans will cease on the Executive's termination unless the termination is a Termination Other Than for Cause, in which case Executive's rights of participation will continue for a period of eighteen (18) months following Executive's termination.

          e. Warrants. The Company may elect, at its option, at the end of each year to pay up to fifty percent (50%) of the bonus earned by Executive through the issuance of warrants to purchase the common stock of the Company. The number of warrants to be issued to the Executive under this option would be determined by taking the dollar amount of the bonus to be paid in warrants and dividing that number by half the average bid price for the Company's stock for the calendar year for which such bonus is payable (the "Average Bid Price"). The warrants would be exercisable at any time at a price of fifty percent (50%) of the Average Bid Price (the "Exercise Price") for a period of ten (10) years from the date of issuance. At the option of the Executive, payment may be made by the Executive for exercise of the warrants to purchase shares of the Company's common stock granted hereunder, in whole or in part, in the form of a non-recourse promissory note executed by the Executive, secured only by a pledge of the shares purchased, which promissory note will accrue interest for any quarter at the prime rate in effect on the last day of the quarter at Chase Manhattan Bank, with interest and principal payable in a balloon payment five (5) years after the date of execution of the note.

          f. Warrant Grant. As a one-time consideration and as additional consideration for entering into this Agreement, the Company shall within thirty (30) days of the date of execution of this Agreement issue to Executive warrants to purchase 255,000 shares of the Company's common stock. The warrants shall be issued in three certificates with each certificate representing the right to acquire 85,000 shares of the Company's Common Stock. Warrants to acquire 85,000 shares of the Company's common stock shall vest immediately upon execution of this Agreement, with the warrants to acquire an additional 85,000 shares vesting on the first anniversary of the date of execution of this Agreement subject to the condition that Executive is employed by the Company at that time, and warrants to acquire the final 85,000 shares vesting on the second anniversary of the date of execution of this Agreement subject to the condition that Executive is employed by the Company at that time. This one time grant of warrants shall be effective as of the date of execution of this Agreement which shall be deemed the date of grant for all purposes and not as of the Effective Date. The warrants issued under this paragraph shall have an exercise price of $.01 per share, shall be exercisable for a period of ten (10) years from the date issued, and shall contain customary anti-dilution provisions. It is understood that the Board of Directors may from time to time in the future consider the grant of additional options or warrants to the Executive as additional compensation and incentive for future performance of his duties.

     7. Reimbursement of Expenses. The Executive shall be reimbursed for all reasonable out-of-pocket expenses, including but not limited to travel and entertainment expenses, incurred by him in connection with his duties hereunder.

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     8. Vacation. The Executive shall be entitled to take and be paid for four
(4) paid vacation weeks per calendar year, to be taken at times acceptable to the Executive and approved by the Company. A total of up to four (4) weeks unused vacation may be accumulated over the initial term of this Agreement. The Executive shall also be entitled to be paid for all state, local, and national holidays customarily recognized in the United States and days given off to employees in general. The Executive shall be entitled to additional unpaid vacation to be negotiated with the Board of Directors.

     9. Health, Dental, Life, and Disability Insurance. The Company shall maintain health and dental insurance for the Executive and his family effective within the U.S. and Canada. During the effectiveness of this Agreement, the Company shall also maintain at least $1,500,000 (US) in term life insurance for the Executive, the first $500,000 of which is payable to the Company and the remainder of which will be paid to a beneficiary of the Executive's choosing. Upon termination for any reason, the life insurance policy shall be assigned to the Executive. The Company shall maintain disability insurance for the Executive in the amount equal to fifty percent (50%) of his Minimum Annual Compensation or the maximum amount allowed by law, if less.

     10.  Termination.

          a. Termination by Company for Other Than Cause. The Company shall have the right to terminate the Executive at any time after thirteen (13) months from the Effective Date after giving Executive ninety (90) days' prior written notice thereof; provided, however, the Company shall be required to pay all compensation to the Executive due for the next eighteen (18) months, in lump sum, regardless of the remaining term of the Agreement. In addition, the Company shall continue Executive's Other Benefits for a period of eighteen (18) months from the date of termination. None of these amounts shall be reduced by reason of other employment. The Company will also pay the Executive the Executive's accumulated unused vacation no later than thirty (30) days after the date of termination.

          b. Constructive Discharge. If the Company engages in any breach of the terms of this Agreement, the Executive, at his option, may terminate his employment; such termination shall be considered to be a termination of the Executive's employment by the Company for reasons other than "Cause," and the Executive shall be entitled to all benefits under subparagraph a., including compensation for eighteen (18) months, lump sum, plus the continuation of the Other Benefits for a period of eighteen (18) months from the date of termination and payment of the Executive's accumulated unused vacation no later than thirty (30) days after the date of termination.

          c. Termination by the Company for Cause. The Company shall have the right to terminate the employment of the Executive for Cause, after giving the Executive the required notice and right to cure. Upon Termination of the Executive for Cause, Executive is to be immediately paid all accrued salary, Other Benefits, bonuses, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), including vested or earned warrants, and accrued vacation pay, all to the date of termination, but Executive will

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     not be paid any severance compensation. Benefits which are required by applicable law to be continued shall be made and reimbursement of prior expenses shall be made. Benefits shall not be reduced on account of other employment.

          d. Termination by Executive Without Cause. Executive may voluntarily terminate this Agreement at any time after giving the Company ninety (90) days' prior written notice. In the event of a voluntary Termination by the Executive Without Cause, Company will immediately pay to Employee all earned salary, Benefits, earned bonuses, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Employee will not be paid any severance compensation. Benefits which are required by applicable law to be continued shall be made and reimbursement of prior expenses shall be made. Benefits shall not be reduced on account of other employment.

          e. Change in Control. If at any time during the term of this Agreement there is a Change of Control, this, at Executive's option (to be exercised within one (1) year from the date Executive receives notice of the Change in Control), shall be considered a termination of Executive's employment by the Company for other than Cause, and the provisions of Paragraph 10.a. shall apply.

          f. Termination on Account of Executive's Death. In the event of Executive's death during the term of this Agreement, this Agreement shall terminate and Executive's designee shall receive all vested amounts, unused vacation pay, and $1,000,000 (payable from the term life insurance policy, pursuant to Paragraph 9, above).

          g. Termination on Account of Executive's Disability. If Executive ceases to perform services for the Company because he is suffering from a disability and, therefore, is incapable of performing such services, in addition to the disability benefits set forth in Paragraph 9, the Company shall continue to pay the Executive for one (1) year an amount equal to the Executive's Minimum Annual Compensation as in effect on the date of Executive's cessation of services by reason of disability less any (i) amounts paid to Executive under the disability policy paid for by the Company during that one (1) year; (ii) accrued and unused vacation pay, workmen's compensation, social security disability benefits (or any other disability benefits paid to Executive as federal, state, or local disability benefits); and (iii) any amounts paid to Executive as disability payments under any other disability plan or program.

     11.  Restrictive Covenants.

          a. Post-employment Non-competition Covenant. Except with the prior written consent of the Board, the Executive shall not engage in activities, either on the Executive's own behalf or that of any other business organization, which are in direct competition with the Company for a period of eighteen (18) months subsequent to Executive's voluntary withdrawal from employment with the Company as long as Executive is being paid by the

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     Company. The Executive and the Company expressly declare that the time limitations contained in this paragraph are entirely reasonable at this time and are properly and necessarily required for the adequate protection of the business and intellectual property of the Company. If the territorial or time limitations in this Agreement, or any portions thereof, are deemed to be unreasonable by a court of competent jurisdiction, whether due to passage of time, change of circumstances, or otherwise, the Executive and the Company agree to a reduction of said territorial and/or time limitations to such areas and/or period of time as said court shall deem reasonable.

          b. Confidential Information. The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and know-how, as they may exist from time to time (the "Confidential Information"), are valuable, special, and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive, during or after the term of his employment by the Company, will not disclose, in whole or in part, such secrets, information, or know-how to any Person for any reason or purpose whatsoever. The Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent such disclosure of any thereof is specifically required by law; provided, however, in the event disclosure is required by applicable law, the Executive shall provide the Company with prompt notice of such requirement prior to making any disclosure so the Company may seek an appropriate protective order.

          c. Non-solicitation. Except with the prior written consent of the Board, the Executive shall not solicit customers, clients, or employees of the Company or any of its affiliates for a period of eighteen (18) months from the date of the expiration of this Agreement. Without limiting the generality of the foregoing, during this eighteen (18) month period, the Executive will not willfully canvas, solicit, or accept any such business in competition with the business of the Company from any customers of the Company with whom the Executive had contact during, or of which the Executive had knowledge solely as a result of his performance of services for the Company pursuant to this Agreement. During this eighteen (18) month period, the Executive will not directly or indirectly request, induce, or advise any customers of the Company with whom the Executive had contact during the term of this Agreement to withdraw, curtail, or cancel their business with the Company.

          d. Equitable Relief. The Executive acknowledges that his services to the Company are of a unique character which give them special value to the Company. The Executive further recognizes that violations by the Executive of any one or more of the provisions of this Paragraph 11 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violations may result in irreparable and continuing harm to the Company. The Executive and the Company agree that this shall be the sole remedy which the Company may have at law and equity and the Company shall be entitled to injunctive relief to restrain any violation, actual or threatened, by the Executive of Paragraph 11 of this Agreement.

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     12. The Executive's Rights under Certain Plans. The Company agrees that nothing contained herein is intended to or shall be deemed to be granted to the Executive in lieu of any rights and privileges under any retirement, pension, profit, insurance, hospitalization, moving expense reimbursement, or other plans which may now be in effect or which will be adopted during the Employment Period.

     13. Binding Agreement, Non-assignability. This Agreement and the rights and obligations of the parties shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, or consolidation and any assignee of all or substantially all of its business and properties; but except as to any successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Executive.

     14. Governing Law. This Agreement has been executed and delivered in Colorado, and its validity and interpretation shall be governed by the laws of the State of Colorado.

     15. Arbitration of Disputes and Judicial Proceedings. Venue for any controversy or claim arising out of or relating to this Agreement, or breach of this Agreement, shall be exclusively in Colorado.

     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     In Witness Whereof, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officer thereunto duly authorized, and the Executive has signed this Agreement, all as of the day and year written above.

                                             GLAS-AIRE INDUSTRIES GROUP LTD.,
                                             a Nevada corporation


Dated: April 12, 2002
                                             By:
                                                --------------------------------
                                             William R. Ponsoldt, Sr.,
                                             Chairman of the Board

Dated: April 12, 2002

                                             -----------------------------------
                                             Craig Grossman

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